UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

  WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2013 (November 8, 2013)

CLEAN DIESEL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33710	06-1393453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4567 TELEPHONE ROAD, SUITE 100 VENTURA, CALIFORNIA		93003
(Address of Principal Executive Offices)		(Zip Code)

(805) 639-9458

(Registrants telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On November 8, 2013, Clean Diesel Technologies, Inc. (the “Company”) and Pirelli & C. Ambiente S.p.A. (“Pirelli”) agreed to voluntarily terminate the joint venture agreement they had entered into on February 19, 2013 (the “JV Agreement”) relating to Eco Emission Enterprise S.r.l., an Italian company ( “E-Cube”). E-Cube is planned to cease operations on November 30, 2013, with complete dissolution expected to complete prior to December 31, 2013. Under the JV Agreement, the Company and Pirelli each owned 50% of the total issued share capital of E-Cube which was formed to sell the Company’s and Pirelli’s emission control products in Europe and the CIS countries.  The terms of the JV Agreement included provisions related to the governance of E-Cube, funding of E-Cube by the Company and Pirelli, restrictions on the transfer of shares in E-Cube, and the termination of the JV Agreement upon the mutual agreement of the parties.  There were no early termination penalties in connection with the termination of the JV Agreement.

The mutual agreement to terminate the JV Agreement was the result of slower than anticipated progress in achieving sales objectives.

The above descriptions of the terms of the JV Agreement are qualified in their entirety by reference to the text of the JV Agreement, which the Company filed with the Securities and Exchange Commission as Exhibit 10.1 to Amendment No. 2 to its Current Report on Form 8-K on May 16, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

99.1	Press Release issued November 12, 2013 announcing the termination of the Joint Venture Agreement with Pirelli & C. Ambiente S.p.A. entered into on February 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

November 12, 2013	By:	/s/ Nikhil A. Mehta
Name: Nikhil A. Mehta
Title: Chief Financial Officer